UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 30, 2015

RELIV’ INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

000-19932	37-1172197
(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard	Chesterfield, Missouri 63005
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (636) 537-9715

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2015, Registrant and three of its wholly-owned subsidiaries, Reliv, Inc., Reliv World Corporation and SL Technology, Inc. (“Registrant Subsidiaries”) entered into a term loan with Enterprise Bank & Trust (the “Bank”) in the principal amount of $3.250 million. The term of the loan is for a period of three years with interest accruing on the outstanding principal balance at a floating interest rate based on the 30-day LIBOR plus 2.25%. Monthly principal payments of $27,080 are based on a ten-year amortization. The aggregate outstanding balance of principal and interest is due and payable on September 30, 2018.

The Registrant and Registrant Subsidiaries also entered into a revolving credit facility for $3.5 million with the Bank. The credit facility accrues interest on the outstanding principal balance at a floating interest rate based on 30-day LIBOR plus 2.25% and has a maturity date of September 30, 2016. As of this date, there are no outstanding borrowings on the revolving credit facility.

The terms of the term loan and revolving credit facility are reflected in separate promissory notes dated September 30, 2015 among the Registrant, Registrant Subsidiaries and the Bank. In addition, pursuant to a business loan agreement dated September 30, 2015 among the Registrant, Registrant Subsidiaries and the Bank, the Registrant agreed to financial covenants under which the Registrant will maintain at all times a tangible net worth of not less than $9.5 million. The term loan and revolving credit facility are secured by all tangible and intangible assets of the Registrant, a whole life insurance policy on the life of the Registrant’s Chief Executive Officer and also by a mortgage on the Registrant’s building and real estate located in Chesterfield, Missouri.

The proceeds of the term loan were used by the Registrant to pay off the outstanding balance of principal and accrued interest under its prior term loan and revolving credit facility with BMO Harris Bank N.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Reliv International, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Chesterfield, State of Missouri, on October 1, 2015.

RELIV’ INTERNATIONAL, INC.

By:	/s/ Steven D. Albright
Steven D. Albright
Chief Financial Officer

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